Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

December 29, 2004

Media Contacts:

Ronald Bachli

President and CEO

Placer Sierra Bancshares

916.554.4700

PLACER SIERRA BANCSHARES ELECTS SMOLEY

AND BLACK TO BOARD OF DIRECTORS

Sacramento, Calif., December 29, 2004 — Placer Sierra Bancshares (Nasdaq: PLSB), a $1.9 billion commercial banking company serving the Central and Southern California markets, announced today it has elected Sandra Smoley and Christi Black to its Board of Directors.

Smoley brings over 30 years of experience dealing with local and state government agencies. Currently president and chief executive officer of The Sandy Smoley Group, a health-care consulting firm in Sacramento, Smoley has held several positions for the State of California, including a four-year appointment to the California Medical Assistance Commission in 1999. In addition, Smoley was instrumental in developing legislature which resulted in a comprehensive welfare reform program, among many other accomplishments while secretary of the Health and Welfare Agency for the State of California in the 1990s. Smoley has served on numerous boards throughout her career, including those of California banks.

“We are very fortunate to have Sandy Smoley on our Board. She brings a strong understanding of both the economic and social condition of our region. Among her many attributes are the negotiation and consensus-building skills important for a director of such a fast-paced organization. Sandy also has a dynamic personality and is very well respected in the capitol region,” said Randy Reynoso, President and Chief Operating Officer of Placer Sierra Bancshares.

Christi Black has 20 years’ experience in marketing communications, social marketing and public affairs in California. She began her career in higher education, teaching at community colleges before moving to non-profit management. After gaining valuable experience in community development, public affairs and program operations, she transferred this expertise into forming a successful consulting practice that catered to government agencies, policy collaboratives and non-profit organizations.

Black joined Ogilvy Public Relations Worldwide, one of the country’s Top 10 largest agencies, when Ogilvy acquired her company in 2001. She manages client accounts throughout California and serves on Ogilvy’s international management committee. Black is respected in the industry as a successful business owner, an insightful strategic planner, and an expert on managing social marketing programs to reach ethnically and geographically diverse populations.

“Ms. Black and Ms. Smoley add a depth and breadth to our board which will help to take this company to the next level. We want our company to continually strive for excellence by being innovative and forward thinking. It’s critical to our success that we understand and connect with the communities we serve. Christi and Sandy bring the right kind of thinking and experience to help make that happen,” said Ron Bachli, Chairman and Chief Executive Officer of Placer Sierra Bancshares.

With the addition of Ms. Smoley and Ms. Black, Placer Sierra Bancshares now has 8 directors, 7 of whom are independent.

About Placer Sierra Bancshares

Placer Sierra Bancshares is a Northern California-based bank holding company for Placer Sierra Bank with 31 branches in an eight-county area of Northern California, including Placer, Sacramento, El Dorado, Sierra, Nevada, Amador, San Joaquin and Calaveras counties and 9 branches in Southern California’s Orange and Los Angeles counties. Placer Sierra Bank and its divisions, Sacramento Commercial Bank, Bank of Orange County and Bank of Lodi, offers its customers the resources of a large financial institution and the resourcefulness and superior customer service of a community bank.

Placer Sierra Bank offers a broad array of deposit products and services for both commercial and retail customers. These products include electronic banking, cash management services, electronic bill payment and investment services with an emphasis on relationship banking. Placer Sierra Bank also provides competitive loan products such as commercial loans and lines of credit, commercial real estate loans, Small Business Administration loans, residential mortgage loans, home equity lines of credit and construction loans. For more information, please visit www.placersierrabank.com.

Placer Sierra Bancshares is publicly traded on NASDAQ under the stock symbol PLSB. For more information about Placer Sierra Bancshares, please visit www.placersierrabancshares.com.

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